Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Management Incentive Plan of Iomega Corporation of our report dated January 15, 2003 (except for Note 17, as to which the date is January 28, 2003), with respect to the consolidated financial statements and schedules of Iomega Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

San Diego, California
June 25, 2003